SHARE cancellation/return to treasury agreement

THIS AGREEMENT made the ___ day of ____________, 2008

BETWEEN:

Silverstar Mining Corp.

(the "**Company**")

AND:

Greg Cowan

("**Cowan**")

WHEREAS:

A. Cowan is the holder of 15,000,000 post split shares of the Company's common stock (the "**Cowan Shares**");
B. Cowan agrees to the cancellation of the Cowan Shares as he has ceased acting as a director or officer of the Company, has no involvement with the Company's current or proposed business operations and seeks to benefit the Company's minority shareholders with such cancellation; and
C. Each of the Company, and Cowan deem it to be in their respective best interests to immediately cancel the Cowan Shares.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein (the sufficiency whereof is hereby acknowledged by the parties hereto), the parties hereby agree to and with each other as follows:

1. **cancellation of COWAN SHARES**

    1. The Cowan Shares shall be cancelled effective on the date of this Agreement.

2. **release**

    1. Cowan, together with his heirs, executors, administrators, and assigns, does hereby remise, release and forever discharge the Company, its respective directors, officers, shareholders, employees and agents, and their respective successors and assigns, of and from all claims, causes of action, suits and demands whatsoever which Cowan ever had, now or may have howsoever arising out of the original grant and this cancellation of the Cowan Shares.

3. **Counterparts**

    1. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

4. **Electronic Means**

   1. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

5. **Further Assurances**

   1. As and so often as may be required, the parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as in the opinion of the Company or its counsel are necessary or advisable to give full effect to the provisions and intent of this Agreement.

6. **Proper Law**

   1. This Agreement will be governed by and construed in accordance with the law of the State of Nevada.

7. **Independent Legal Advice**

   1. Cowan hereby acknowledge that this Agreement was prepared by Macdonald Tuskey for the Company and that Macdonald Tuskey does not represent Cowan. By signing this Agreement, Cowan confirms that he fully understands this Agreement and (a) has obtained independent legal advice or (b) waives the right to obtain independent legal advice.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement.

SILVESTAR MINING CORP.

Per: ________________
Authorized Signatory

____

GREG COWAN